Exhibit 23.2

CERTIFICATE AND CONSENT

TO:	Geovic Mining Corp. (the “Company”)

RE:	Annual Report of the Company to the United States Securities and Exchange

Commission on Form 10-K

In connection with the Company’s Annual Report to the United States Securities and Exchange Commission on Form 10K for the year ended December 31, 2010, and any amendment thereto (the “Annual Report”), I, Barton G. Stone, on behalf of Pincock, Allen & Holt, Inc. (“PAH”), hereby consent to the use of PAH’s name in connection with references to PAH’s involvement in the preparation of the technical reports entitled: (i) Nkamouna Cobalt Project, Feasibility Study dated January 18, 2008; and (ii) NI 43-101 Technical Report Nkamouna and Mada Cobalt Projects, Cameroon dated March 12, 2007 (the “Technical Reports”) and to the use of the Technical Reports in the Annual Report.

I hereby confirm that I have read the Annual Report and I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Reports or that is within my knowledge as a result of the services PAH performed in connection with the Technical Reports.

Dated this 24th day of March 2011.

Sincerely,

PINCOCK, ALLEN & HOLT

BARTON G. STONE, C.P.G.

Chief Geologist